Exhibit (11)
March 12, 2010
FundVantage Trust
301 Bellevue Parkway
Wilmington, DE 19809
Re:     FundVantage Trust
Ladies and Gentlemen:
     We have acted as counsel to FundVantage Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), in connection with (a) the proposed reorganization of the Tax-Free Securities Fund, a series of Pacific Capital Funds, into the Tax-Free Securities Fund, a series of the Trust, pursuant to an Agreement and Plan of Reorganization (“Reorganization Agreement”) and (b) the proposed reorganization of the Tax-Free Short Intermediate Securities Fund, a series of Pacific Capital Funds, into the Tax-Free Short Intermediate Securities Fund, a series of the Trust, pursuant to the Reorganization Agreement. The aforementioned proposed transactions are referred to herein as the “Reorganizations.”
     This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $0.01 per Share) to be issued by the Tax-Free Securities Fund and the Tax-Free Short Intermediate Securities Fund (each a “Fund”) in the Reorganizations, and is furnished in connection with filing with the Securities and Exchange Commission (“SEC”) the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).
     In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares. Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the

Fund Vantage Trust

March 12, 2010
laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.
     The Reorganization Agreement described in the Registration Statement was approved on February 9, 2010, by the Trust’s Board of Trustees.
     On the basis of and subject to the foregoing, we are of the opinion that:
     1. Upon the satisfaction of the conditions contained in the Reorganization Agreement, the Shares that each Fund issues pursuant to the Reorganization Agreement will be validly issued, fully paid and non-assessable; and
     2. The Shares have been duly authorized for issuance by the Trust.
     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. However, this consent does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and we do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the SEC issued thereunder.
Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP
cc:	Mr. Robert J. Christian, Chairman of the Board of Trustees Mr. Joel Weiss, President